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                                                           EXHIBIT 10.1

(LADD Furniture Inc.                         NEWS RELEASE
LOGO appears here)                           November 8, 1995

One Plaza Center  Box HP3                    Contact: John J. Ong
High Point, NC 27261-1500                    (910) 888-6353


LADD AGREES TO SELL BROWN JORDAN COMPANY

	HIGH POINT, NC--LADD Furniture, Inc. chairman and CEO Richard R. Allen announced today that LADD has signed a definitive agreement to sell 100 percent of the stock of its wholly-owned subsidiary, Brown Jordan Company, to BJCL, Inc. for $28.6 million in cash, subject to certain closing working capital adjustments. BJCL, Inc. is a corporation controlled by Hancock Park Associates, an investment firm headquartered in Los Angeles, CA.

        In June of this year, LADD announced plans to divest four of its operating companies, including Brown Jordan, in order to reduce debt and focus management efforts on improving profitability. Brown Jordan is a leading U.S. manufacturer of high quality, premium-priced outdoor and indoor leisure furniture, with manufacturing facilities in El Monte, CA, Newport, AR and Juarez, Mexico. The Brown Jordan transaction is expected to be concluded during December 1995, following regulatory approval and the completion of financing arrangements.

        Commenting on today's announcement, Allen said, "Brown Jordan has been a successful and profitable company since joining LADD in 1989. However," he continued, "LADD's strategic emphasis over the next several years is expected to be focused on wood and upholstered indoor furniture for the residential and contract markets, rather than the seasonal outdoor furniture business."

        Allen added, "We are very pleased to have reached this agreement with a buyer who is committed to the growth and continued success of Brown Jordan." Allen noted that Hancock Park owns and operates eight decentralized businesses, and has compiled a highly successful track record with its previous investments.

        Allen said proceeds from the sale, net of expenses, will be used to reduce LADD's long-term debt. Yesterday, LADD announced the signing of an agreement to sell its Lea Lumber & Plywood division, another of the four operating units it plans to divest.

        Headquartered in High Point, NC, LADD is one of the largest North American manufacturers of residential furniture. After the divestitures mentioned above, LADD will continue to market its wide range of wood and upholstered furniture domestically

- over -

              The LADD family of fine furniture companies

Lea Industries (bullet) American Drew (bullet) Daystrom (bullet) Clayton
Marcus (bullet) Barclay American of Martinsville (bullet) Brown Jordan (bullet) Kenbridge (bullet) Pennsylvania House (bullet) Fournier (bullet) Pilliod

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under the major brand names of American Drew, American of Martinsville,
Barclay, Clayton Marcus, Design Horizons, Kenbridge, Lea, Pennsylvania House and Pilliod, and to export these same brand name products worldwide through LADD International. LADD, under the American of Martinsvillename, is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as to health care facilities, retirement homes, and governmental and university dormitory customers. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq National Market under the symbol LADF.


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